CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PHARMOS CORPORATION
                              a Nevada Corporation


The undersigned hereby certify as follows:

     1. That, respectively, they are the President and Secretary of Pharmos Corporation, a Nevada Corporation (the "Corporation");

     2. That the original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of the State of Nevada on the 20th day of December, 1982;

     3. That the Restated Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of the State of Nevada on the 29th day of October, 1992;

     4. That a Certificate of Amendment of Restated Articles of Incorporation was filed on January 30, 1995;

     5. That capital has been paid to the Corporation, and stock of the Corporation has been issued;

     6. That at a meeting of the Corporation's Board of Directors (the "Board") held on November 25, 1997, the Board unanimously consented to and approved an amendment to Article FOURTH of the Corporation's Restated Articles of Incorporation to increase the Corporation's authorized capital stock to 60 million shares of Common Stock (the "Amendment");

     7. That at a meeting of the Corporation's stockholders held on January 9, 1998, the Corporation's stockholders voted for the Amendment, and that, therefore, Article FOURTH of the Corporation's Restated Articles of Incorporation is amended to read as follows:

          "FOURTH. The total number of shares of stock which the corporation shall have authority to issue is sixty one million two hundred fifty thousand (61,250,000), of which stock sixty million (60,000,000) shares of the par value of Three Cents ($0.03) each, amounting in the aggregate to One Million Eight Hundred Thousand Dollars ($1,800,000), shall be Common Stock, and of which one million two hundred fifty thousand (1,250,000) shares of the par value of Three Cents ($0.03) each, amounting in the aggregate to Thirty Seven Thousand Five Hundred Dollars ($37,500), shall be Preferred Stock.

     The Board of Directors shall have the authority to fix by Resolution the voting powers (full, limited, multiple, fractional or none), designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the Preferred Stock or any class or series thereof prior to or concurrently with the issuance of such shares.

     There shall be no cumulative voting rights for the Common Stock.

     The holders of the Common Stock and the Preferred Stock shall be entitled to dividends, when, as and if declared by the Board of Directors of the Corporation, payable at such time or times as the Board of Directors may determine.

     Subject to the determination of the Board of Directors with regard to the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, all remaining assets and funds of the corporation available for distribution to its stockholders shall be distributed in equal amounts per share and without preference or priority of one class of common stock over the other.

     Any action may be taken by the stockholders of the corporation by their written consent without a stockholders' meeting.

     No stockholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class."

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Restated Articles of Incorporation on this ____ day of January, 1998.


                                                             -------------------
                                                             Gad Riesenfeld
                                                             President


                                                             -------------------
                                                             Robert W. Cook
                                                             Secretary